Exhibit 10.1

COOPERATION AGREEMENT
This COOPERATION AGREEMENT (the “Agreement”), dated as of October 28, 2018 is made and entered into by EDGEWELL PERSONAL CARE COMPANY, a Missouri corporation (the “Company”) and LEGION PARTNERS ASSET MANAGEMENT, LLC, a Delaware limited liability company, (together with its Affiliates “Legion Partners”) and each of the other persons listed on the signature page to this Agreement (collectively with Legion Partners and together with any other Affiliates of Legion Partners, the “Investor Group” and each individually, an “Investor”).
WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company;
WHEREAS, as of the date of this Agreement, the Investor Group beneficially owns shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) totaling, in the aggregate, 1,122,136 shares or approximately 2.08% of the Common Stock, outstanding as of the date of this Agreement;
WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its shareholders (including the Investor Group) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions of this Agreement, Robert W. Black and George Corbin (collectively, the “New Directors” and each, a “New Director”) to the Company’s Board of Directors (the “Board”), and by the Company and the Investor Group agreeing to the other covenants and agreements contained herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:
1.Board Matters; Board Nominations; Board Policies and Procedures.

(a)Board Matters. The Nominating and Executive Compensation Committee (the “Nominating Committee”) of the Board has reviewed and approved the qualifications of each New Director to serve as a member of the Board. In reliance on the information provided to the Company by the Investor Group and each New Director, the Board has confirmed that each New Director is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”), and by the Securities and Exchange Commission (“SEC”). In connection with the foregoing, the Board has relied on information that each New Director has provided to the Company, including information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and the Board has assumed that the director questionnaire and other customary director onboarding documentation provided by each New Director is or will be fully completed, true and accurate. Concurrently with the effectiveness of this Agreement, the Board will take all necessary actions to:

(i)	increase the size of its membership by two;

(ii)	appoint each of the New Directors as a director of the Company effective as of the date of this Agreement with a term expiring at the 2019 annual meeting of shareholders of the Company (the “2019 Annual Meeting”) or until such person’s earlier death, resignation, disqualification or removal; and

(iii)
prior to the mailing of its definitive proxy statement for the 2019 Annual Meeting, nominate each New Director (or any Replacement pursuant to Section 1(c)) as a candidate for election to the Board at the 2019 Annual Meeting to serve until the 2020 annual meeting of shareholders (the “2020 Annual Meeting”), or until such person’s earlier death, resignation, disqualification or removal.

At the 2019 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of each New Director (or any Replacement pursuant to Section 1(c)) in the same manner as for other independent director candidates nominated by the Company at the 2019 Annual Meeting. The Company agrees that each New Director shall receive (i) the same compensation for service as a director as the compensation received by other non-management directors on the Board, and (ii) such other benefits on the same basis as all other non-management directors on the Board.
(b)Board Policies and Procedures. Each party acknowledges that each New Director (and any Replacement), upon election to the Board, shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board and shall be required to strictly adhere to the policies on confidentiality imposed on all members of the Board. Each New Director (and any Replacement) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC. The Board shall determine appropriate committee assignments for the New Directors taking into account the composition of the Board, committee assignments and needs of the committees.

(c)Replacements. If, following the date of this Agreement and prior to the expiration of the Standstill Period, Mr. Black is unable or unwilling to serve as an independent director of the Company for any reason (other than on account of failure to be elected at the 2019 Annual Meeting), the Company shall reasonably consult with Legion Partners in selecting a replacement independent director to be appointed to the Board, and shall consider in good faith qualified candidates unaffiliated with (and independent of) Legion Partners who are proposed privately to the Company by Legion Partners (any director appointed as a replacement for Mr. Black, a “Replacement”); provided that the Company’s obligations pursuant to this Section 1(c) shall terminate at such time as the Investor Group ceases to have beneficial ownership of at least 750,000 shares of Common Stock.

2.Voting. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (i) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors, (b) against any other nominees to serve on the Board that have not been recommended by the Board, and (c) with respect to all other matters other than an Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s proxy statement, including in favor of all other matters recommended for shareholder approval by the Board, and (iii) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s card”); provided, however, in the event that both Institutional Shareholders Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal (other than the election of directors), each of the Investors shall have the right to vote on the Company’s card in accordance with the recommendation of ISS and Glass Lewis with respect to such proposal so long as no Investor publicly discloses such vote; provided, further, that with respect to any Exempt Matter, each of the Investors shall have the ability to vote freely on the Company’s card. For purposes of this Section 2, an “Exempt Matter” means, with respect to the Company: (i) any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party; (ii) any implementation of takeover defenses not in existence as of the date of this Agreement by the Company; and (iii) the adoption of new or amended compensatory plans by the Company, in each case, that require a shareholder vote.

3.Standstill.

(a)From the date of this Agreement until the expiration of the Standstill Period (as defined below), each Investor shall not, and shall cause their respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)
make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring Common Stock within the limitations set forth in Section 3(a)(iii));

(ii)
engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;

(iii)
purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock of the Company, or any assets or liabilities of the Company; provided that the Investor Group, in the aggregate, may acquire beneficial ownership of up to 9.9% of the outstanding shares of Common Stock;

(iv)	seek to advise, encourage, or influence any person with respect to the voting of (or execution of a written consent in respect of), acquisition of or disposition of any securities of the Company;

(v)
sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;

(vi)
take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) or Amended and Restated Bylaws (the “Bylaws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)	communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)
engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;

(ix)
call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Articles or Bylaws, including a “town hall meeting”;

(x)
deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);

(xi)
act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage, or take any other action with respect to the appointment, election or removal of any directors;

(xii)
form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing in this Agreement shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and, if required under the Exchange Act, an Investor files a Schedule 13D within two business days disclosing that such Investor has formed a group with such Affiliate (it being understood that such Schedule 13D and the contents thereof may not violate any of the restrictions set forth in this Agreement);

(xiii)
demand a copy of the Company’s list of shareholders or its other books and records or make any request under Section 351.215 of the General and Business Corporation Law of Missouri or equivalent state or federal laws;

(xiv)
commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this Section 3, or take any action challenging the validity or enforceability of any of the provisions of this Section 3; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation against the Company to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated;

(xv)
make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any Party; or

(xvi)
enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or otherwise violate this Section 3; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the

Investor Group or any of their respective Affiliates or Associates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement and provided, that such Investor, to the extent legally permissible, must provide written notice to the Company of at least two (2) business days prior to taking any such action that would otherwise be prohibited under this Agreement, and reasonably consider any comments of the Company regarding such proposed action; (C) privately communicating to any of their potential investors or investors publicly available factual information regarding the Company consistent with prior practice in Legion’s annual and quarterly investor letters, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and do not otherwise violate this Section 3 or Section 6; and (D) privately communicating to any shareholders of the Company in a manner that otherwise does not violate this Section 3 or Section 6 of this Agreement; provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications.
(b)The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates shall seek to do indirectly through any director or other party anything that would be prohibited if done by any of the Investors or their Affiliates).

(c)Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute a Change of Control, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement.

(d)For purposes of this Agreement:

(i)	“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)	“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)
a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells substantially all of the Company’s assets;

(v)
“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(vi)
“Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is 15 calendar days prior to the last day of the advance notice period for the submission by shareholders of director nominations for consideration at the 2020 Annual Meeting (as set forth in the advance notice provisions of the Company’s Amended and Restated Bylaws existing on the date hereof).

(e)At any time during the Standstill Period, upon reasonable written notice from the Company pursuant to Section 11 of this Agreement, the Investor Group will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

4.Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement, (d) each of the Investors shall use its commercially reasonable efforts to cause each of its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such Investor does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor further agrees that it shall not compensate any New Director for serving on the Board or enter into voting commitments or other arrangements relating to the Company with any director or officer of the Company. Each Investor represents and warrants that it has no voting commitments, arrangements or understandings with any of the New Directors as of the date hereof other than Investor’s agreements, arrangements or understandings with Mr. Black concerning Investor’s nomination or potential nomination of such candidate to the Board, all of which matters have been subsequently addressed by this Agreement. Each Investor represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own Representatives or the California State Teachers' Retirement System) with respect to any potential transaction involving the Company, the acquisition, voting or disposition of any securities of the Company, or the potential submission of any proposals or director nominations at the Company (other than Investor’s agreements, arrangements or understandings with any potential director candidate concerning Investor’s nomination or potential nomination of such candidate to the Board, all of which matters have been subsequently addressed by this Agreement).

6.Non-Disparagement.

(a)Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Representative or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group from privately communicating to the Company, or any directors or executive officers of the Company factual information based on publicly available information that does not otherwise violate Section 3 of this Agreement.

(b)    The Company agrees that, until the expiration of the Standstill Period, neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward any Investor or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, any Investor Representative or any Investor’s business; provided, however, that the foregoing shall not prevent private communications to the Investor Group or Investor Representatives of factual information based on publicly available information.

(c)Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement; provided, that such party must, to the extent legally permissible and practicable, provide written notice to the other party at least five business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and shall reasonably consider any comments of the other party.

(d)The limitations set forth in Sections 6(a) and 6(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

7.Additional Commitments.

(a)Board Resignation Policy. Prior to the date of the 2019 Annual Meeting, the Board shall approve an amendment to the Company’s Corporate Governance Principles in order to (a) require that a member of the Board who receives a number of votes cast in favor of their election that is less than a majority of the number of votes cast either for or against their election at the relevant meeting tender a resignation from the Board and (b) provide that if the Board determines not to accept such resignation, the Board will publicly disclose a detailed explanation of the Board’s decision within 60 days of the date such resignation is tendered.

(b)Reincorporation. Following the execution of this Agreement, the Board shall undertake a good faith evaluation of the potential benefits and detriments to the Company of reincorporating the Company in Delaware, with such evaluation to be completed and publicly announced prior to the earlier of (i) August 15, 2019 and (ii) the expiration of the Standstill Period. If the Board determines in good faith that it would be in the best interests of the Company to proceed with a reincorporation, the Company shall use its reasonable best efforts to obtain the approval of such reincorporation by the Company’s shareholders no later than the 2020 Annual Meeting (which would for this purpose be scheduled to occur no later than March 1, 2020) and, if such shareholder approval is obtained, to complete such reincorporation as soon as reasonably practicable thereafter.

(c)Stocklist Demand and Notices. Effective immediately upon the execution of this Agreement, Legion Partners and all signatories thereto irrevocably withdraws (and shall be deemed to have so withdrawn) in its entirety the demand to inspect records and documents of the Company previously submitted by Legion Partners pursuant to Section 351.215 of the General and Business Corporation Law of Missouri. Effective immediately upon the execution of this Agreement, Legion Partners and all signatories thereto shall irrevocably (i) withdraw (and shall be deemed to have so withdrawn), in its entirety its nomination notice dated October 25, 2018, any candidates set forth therein, and any and all related materials and notices submitted to the Company in connection therewith and (ii) terminate and release (and be deemed to have so terminated and released) any agreements to which Investors are a party with any director candidates relating to the Company (including those set forth in the October 25th notice).

8.Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. No party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

9.SEC Filings.

(a)No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Directors and appending or incorporating by reference this Agreement as an exhibit.

(b)None of the Investors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Investor shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and consider comments by the Company.

10.Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

11.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Edgewell Personal Care Company
6 Research Drive
Shelton, CT 06484
Attn: Marisa Iasenza
Email: Marisa.Iasenza@Edgewell.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 W 52 Street
New York, NY 10019
Attn: Steven A. Rosenblum
Sabastian V. Niles

Jenna E. Levine
Email: SARosenblum@wlrk.com
SVNiles@wlrk.com
JELevine@wlrk.com
If to any Investor:
9401 Wilshire Boulevard, Suite 705
Beverly Hills, California 90212
Attn: Christopher S. Kiper
Email: ckiper@legionpartners.com
with copies (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Steve Wolosky
Elizabeth Gonzalez-Sussman
Email: swolosky@olshanlaw.com
egonzalez@olshanlaw.com

12.Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof.

13.Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

14.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY

HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.Representative. Each Investor irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated by this Agreement. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.

16.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.

17.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

19.Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.

20.Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

21.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Legion Representative (on behalf of itself and the other members of the Investor Group), on the other hand.

23.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Legion Representative.

24.No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

25.Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

26.Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within 30 days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement, in an amount not to exceed $125,000.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

EDGEWELL PERSONAL CARE COMPANY
By: /s/ David P. Hatfield
Name: David P. Hatfield
Title: Chief Executive Officer and President

LEGION PARTIES:

LEGION PARTNERS, L.P.I
By:    Legion Partners Asset Management, LLC
Investment Advisor

By:    /s/ Christopher S. Kiper
Name:    Christopher S. Kiper
Title:    Managing Director

LEGION PARTNERS, L.P.II
By:    Legion Partners Asset Management, LLC
Investment Advisor

By:    /s/ Christopher S. Kiper
Name:    Christopher S. Kiper
Title:    Managing Director

LEGION PARTNERS SPECIAL
OPPORTUNITIES, L.P. I

By:    Legion Partners Asset Management, LLC
Investment Advisor

By:    /s/ Christopher S. Kiper
Name:    Christopher S. Kiper
Title:    Managing Director

LEGION PARTNERS, LLC

By:    Legion Partners Holdings, LLC
Managing Member

By:    /s/ Christopher S. Kiper
Name:    Christopher S. Kiper
Title:    Managing Member

LEGION PARTNERS ASSET MANAGEMENT,
LLC

By:    /s/ Christopher S. Kiper
Name:    Christopher S. Kiper
Title:    Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:    /s/ Christopher S. Kiper
Name:    Christopher S. Kiper
Title:    Managing Member

Christopher S. Kiper

/s/ Christopher S. Kiper

Raymond White

/s/ Raymond White ______

EXHIBIT A
SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Name of Person or Entity	Number of Shares
Legion Partners, L.P. I (“Legion Partners I”)	Legion Partners I beneficially owns 472,908 shares of common stock of the Company.

Legion Partners, L.P. II (“Legion Partners II”)	Legion Partners II beneficially owns 19,117 shares of common stock of the Company.

Legion Partners Special Opportunities, L.P. I (“Legion Partners Special I”)	Legion Partners Special I beneficially owns 630,011 shares of common stock of the Company.

Legion Partners, LLC
As the general partner of each of Legion Partners I, Legion Partners II, and Legion Partners Special I, Legion Partners, LLC may be deemed the beneficial owner of the (i) 472,908 shares owned by Legion Partners I, (ii) 19,117 shares owned by Legion Partners II, and (iii) 630,011 shares owned by Legion Partners Special I.

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)
Legion Partners Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II, and Legion Partners Special I, Legion Partners Asset Management, LLC may be deemed the beneficial owner of the (i) 472,908 shares owned by Legion Partners I, (ii) 19,117 shares owned by Legion Partners II, and (iii) 630,011 shares owned by Legion Partners Special I.

Legion Partners Holdings, LLC (“Legion Partners Holdings”)
Legion Partners Holdings directly owns 100 shares of common stock of the Company.  As the sole member of Legion Partners Asset Management and sole member of Legion Partners, LLC, Legion Partners Holdings may be deemed the beneficial owner of the (i) 472,908 shares owned by Legion Partners I, (ii) 19,117 shares owned by Legion Partners II, and (iii) 630,011 shares owned by Legion Partners Special I.

Christopher S. Kiper

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 472,908 shares owned by Legion Partners I, (ii) 19,117 shares owned by Legion Partners II, (iii) 630,011 shares owned by Legion Partners Special I, and (iv) 100 shares owned by Legion Partners Holdings.

Raymond White
As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 472,908 shares owned by Legion Partners I, (ii) 19,117 shares owned by Legion Partners II, (iii) 630,011 shares owned by Legion Partners Special I, and (iv) 100 shares owned by Legion Partners Holdings.

EXHIBIT B
FORM OF PRESS RELEASE

FOR IMMEDIATE RELEASE

Edgewell Personal Care Appoints George Corbin and Robert Black
to the Company’s Board of Directors

Shelton, Conn. - October 29, 2018 - Edgewell Personal Care Company (NYSE: EPC) (“Edgewell” or “the Company”) today announced that the Company's Board of Directors has appointed George Corbin and Robert Black to the Board, and nominated Mr. Corbin and Mr. Black to stand for election at the Company’s 2019 annual meeting. The appointment of Mr. Corbin and Mr. Black follows the Company’s appointment of five new directors over the last three years, including two additions in September 2018. With the addition of the two new independent directors, the Edgewell Board has expanded from ten to twelve directors, all of whom are independent except for the Chief Executive Officer.

In conjunction with today’s actions, the Company also announced that it has entered into an agreement with Legion Partners Asset Management LLC (“Legion Partners”).

“We are pleased to have reached this constructive outcome and look forward to benefiting from the digital, e-commerce, innovation and international business expertise that George and Bob bring to our Board,” said David Hatfield, Edgewell’s Chief Executive Officer, President and Chairman of the Board. “Our Board and management are focused on our previously-announced initiatives to reduce costs, drive growth and position Edgewell as a stronger competitor across our categories, and will continue to take actions that are in the best interests of the Company and all of its shareholders.”

Chris Kiper, Co-Founder and Managing Director of Legion Partners, said, “Edgewell has a valuable portfolio of brands with enormous potential. We are pleased to have engaged with the Board to reach a resolution that implements important corporate governance initiatives and adds new independent directors who will help the Company navigate the current market conditions and pursue our shared goal of enhancing shareholder value.”

As part of the agreement, Legion Partners has agreed to abide by certain customary standstill provisions and to support the Edgewell Board’s slate of nominees at the 2019 Annual Meeting. The Company has agreed to implement a director resignation policy in connection with its majority voting standard and will evaluate whether it would be in the best interests of the Company to reincorporate in Delaware. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About George Corbin

Mr. Corbin is a seasoned technology executive with nearly 20 years of experience in digital marketing, e-commerce and customer experience optimization. He brings to Edgewell strong digital expertise and a track record of driving growth and innovation through digital solutions, design thinking, data analytics capabilities and automation. Mr. Corbin currently serves as Chief Digital Demand Officer of Mars, Inc., a $35 billion consumer packaged goods conglomerate, where he focuses on integrating and optimizing Mars’ e-commerce and digital businesses. Previously, Mr. Corbin served as Senior Vice President, Digital at Marriott International, where he spent more than 14 years accelerating digitization and was responsible for setting Marriott’s mobile, web and digital strategies. Before that, Mr. Corbin served as Vice President, eBusiness Strategy at a major internet consultancy, where he developed and implemented major e-commerce and strategic transformation programs at major Fortune 500 corporations. Mr. Corbin holds a Bachelor's degree from the University of California-Davis, and an MBA from Harvard Business School.

About Robert Black

Mr. Black brings extensive international business, digital commerce, strategy, operations and innovation experience to the Edgewell Board. He currently serves as an Executive Advisor Partner at Wind Point Partners and a Senior Advisor to The Boston Consulting Group, Inc. Mr. Black previously served as Group President at Kimberly-Clark International, where he led the portfolio reconstruction, reinvigoration and reorganization of the company’s international businesses. Prior to becoming Group President, Mr. Black served as Kimberly Clark’s Chief Strategy Officer and Chief Innovation Officer. Before that, Mr. Black served as Board Director and Chief Operating Officer of Sammons Enterprises, where he led the company’s growth and business transformation strategy. Previously, he served as President of Steelcase International, where he transformed the business through acquisitions, rationalized branding, reconfiguring the organization and launching new products. He initially served as Steelcase’s Chief Strategy Officer with additional responsibility for M&A and led the company’s IPO. Mr. Black holds a Bachelor's degree in Management at University of Buffalo and an MBA from Harvard Business School.

About Edgewell Personal Care

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie®; Bulldog® and Jack Black® male skin care and grooming products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

Forward-Looking Statements.
This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases.  These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual actions and results to differ materially from those indicated by those statements.  We cannot assure you that any of our expectations, estimates or projections will be achieved.  The forward-looking statements included in this press release are only made as of the date of this press release and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.  Numerous factors could cause our actual actions, results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation, those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2017.

Contacts:

Matthew Sherman / Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449